Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

THEMAVEN, INC.

theMaven, Inc. (the “Corporation”), a corporation duly organized and validly existing pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is “theMaven, Inc.”

SECOND: Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new Article I, reading in its entirety as follows:

“1. The name of the Corporation is The Arena Group Holdings, Inc. (the “Corporation”).”

THIRD: Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph immediately following the first paragraph of Article IV as follows:

“Effective at 8:00 p.m., Eastern Time, on January 27, 2022 (the “Effective Time”), every twenty-two (22) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid, and non-assessable share of Common Stock having a par value of $0.01 per share, subject to the treatment of fractional share interests as described in the immediately following sentence (the “Reverse Stock Split”). Any fractional shares of Common Stock resulting from the Reverse Stock Split shall be rounded up to the next whole share.”

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain unchanged.

FIFTH: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors.

SIXTH: This Certificate of Amendment shall be effective on January 27, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by its authorized officer as of January 20, 2022.

theMaven, Inc.

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer